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                                                                   EXHIBIT 10.71

                                 HILTON PURCHASE

                                  APRIL 1, 1998



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================================================================================



                            ASSET PURCHASE AGREEMENT



                                     between



                           HILTON HOTELS CORPORATION,
                             a Delaware corporation




                                       and



                              RM SPORTS CLUB, INC.,
                            a California corporation






                            Dated as of April 1, 1998


================================================================================


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                                TABLE OF CONTENTS

                                                                                           PAGE
SECTION 1.     PURCHASE AND SALE OF ASSETS.................................................  1
        1.1    Assets to be Transferred....................................................  1
        1.2    Excluded Assets.............................................................  2
        1.3    Liabilities to be Assumed...................................................  3
        1.4    Liabilities Not to be Assumed...............................................  3
        1.5    Purchase Price..............................................................  4
        1.6    Deliveries into Escrow......................................................  6
        1.7    Seller's Conditions to Closing..............................................  7
        1.8    Purchaser's Conditions to Closing...........................................  7
        1.9    Closing.....................................................................  9
        1.10   Costs....................................................................... 10
        1.11   Purchase Price Allocation................................................... 11
        1.12   Sales Taxes................................................................. 11
        1.13   Accounting Treatment........................................................ 11
        1.14   Tax Consequences............................................................ 11
        1.15   Prorations.................................................................. 11
        1.16   Delivery of Documents....................................................... 14

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF SELLER.................................... 14
        2.1    Due Organization; Etc....................................................... 14
        2.2    Manager's Estoppel Certificate.............................................. 14
        2.3    Absence of Changes.......................................................... 14
        2.4    Title to Assets............................................................. 15
        2.5    Equipment, Etc.............................................................. 15
        2.6    Foreign Person.............................................................. 15
        2.7    Authority; Binding Nature of Agreements..................................... 15
        2.8    Non-Contravention; Consents................................................. 16
        2.9    Information................................................................. 16

SECTION 3.     "AS IS"; DUE DILIGENCE COMPLETED; DISCLAIMER OF ADDITIONAL
               WARRANTIES OF SELLER ....................................................... 16

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF PURCHASER................................. 17
        4.1    Due Organization............................................................ 17
        4.2    Authority; Binding Nature of Agreement...................................... 17
        4.3    Non-Contravention; Consents................................................. 17

SECTION 5.     INDEMNIFICATION, ETC........................................................ 18
        5.1    Survival of Representations and Warranties.................................. 18
        5.2    Indemnification by Seller................................................... 18
        5.3    Indemnification by Purchaser................................................ 18




                                       1

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
        5.4    Nonexclusivity of Indemnification Remedies.................................. 19
        5.5    Defense of Third Party Claims by Seller..................................... 19
        5.6    Defense of Third Party Claims by Purchaser.................................. 20
        5.7    Exercise of Remedies by Indemnitees......................................... 20

SECTION 6.     ADDITIONAL COVENANTS AND AGREEMENTS......................................... 21
        6.1    Interim Conduct of the Business............................................. 21
        6.2    Standstill by Seller........................................................ 21
        6.3    Purchaser's Access.......................................................... 22
        6.4    Preservation of Business and Relationships.................................. 22
        6.5    No Inconsistent Action...................................................... 22
        6.6    Damage or Destruction....................................................... 22
        6.7    Condemnation................................................................ 23
        6.8    Liquor License.............................................................. 23
        6.9    [Intentionally omitted] .................................................... 23
        6.10   FIRPTA Affidavit............................................................ 23
        6.11   SEC Required Financial Information.......................................... 23
        6.12   Investment in the Club...................................................... 23

SECTION 7.     MISCELLANEOUS PROVISIONS.................................................... 24
        7.1    Further Assurances.......................................................... 24
        7.2    Attorneys' Fees............................................................. 24
        7.3    Notices..................................................................... 24
        7.4    Publicity; Confidentiality.................................................. 26
        7.5    Noncompetition/Nonsolicitation.............................................. 26
        7.6    Time of the Essence......................................................... 27
        7.7    Headings.................................................................... 27
        7.8    Counterparts................................................................ 27
        7.9    Governing Law; Venue........................................................ 28
        7.10   Successors and Assigns...................................................... 28
        7.11   Remedies Cumulative; Specific Performance................................... 28
        7.12   No Consequential Damages.................................................... 28
        7.13   Waiver...................................................................... 28
        7.14   Amendments.................................................................. 29
        7.15   Severability................................................................ 29
        7.16   Parties in Interest......................................................... 29
        7.17   Entire Agreement............................................................ 29
        7.18   Brokers..................................................................... 29
        7.19   Construction................................................................ 29
        7.20   Waiver of Jury.............................................................. 30
        7.21   Authority to Sign........................................................... 30
        7.22   Survival Post-Closing....................................................... 30
        7.23   Facsimile Signatures........................................................ 30



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

                                    EXHIBITS


Exhibit A:   Certain Definitions

Exhibit B:   Form of Assignment of Contracts

Exhibit C:   Form of Assignment of Leases

Exhibit D:   Form of Bill of Sale

Exhibit E:   Form of Note

Exhibit F:   [Intentionally omitted]

Exhibit G:   [Intentionally omitted]

Exhibit H:   Form of Assignment and Assumption



                                    SCHEDULES

Schedule 1.1(e)       Assumed Contracts

Schedule 1.4(a)       Contracts and Leases Not to be Assumed

Schedule 1.8(a)(ii)   Additional Seller Delivery Items

Schedule 1.16         Delivery of Due Diligence Documents

Schedule 2.5          Equipment Inventory



Disclosure Schedule



                                       3
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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of April 1, 1998 by and between HILTON HOTELS CORPORATION, a Delaware corporation ("Seller"), and RM SPORTS CLUB, INC., a California corporation ("Purchaser"). Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                    RECITALS

        A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, (the "Acquisition") substantially all of the assets used or held for use by Seller in the operation of The Vertical Club located at 61st Street, New York, New York (the "Club").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Purchaser, and Seller, intending to be legally bound, agree as follows

SECTION 1. PURCHASE AND SALE OF ASSETS.

        1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell, transfer, convey, assign, and deliver to Purchaser and Purchaser shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise), of the Seller located at the Club, other than the Excluded Assets (as hereinafter defined) relating to the Club (collectively, the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

                (a) REAL PROPERTY. All real property, appurtenances thereto, rights in connection therewith and interests therein owned by the Seller relating to the Club and described on Part 7 of the Disclosure Schedule (the "Real Property"). Real Property includes, without limitation, any Real Property Leases and any interests of Seller therein and thereto.

                (b) LEASED REAL PROPERTY. All real property leases of the Seller described on Part 7 of the Disclosure Schedule (the "Real Property Leases"), if any.

                (c) PERSONAL PROPERTY LEASES. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller and described on Part 6 of the Disclosure Schedule (the "Personal Property Leases").

                (d) MACHINERY AND EQUIPMENT. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property not included in inventory


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(other than personal property leased pursuant to Personal Property Leases)
owned, utilized or held for use by Seller and located at the Club.

                (e) CONTRACTS. Other than the Membership Agreements, all Contracts, contractual rights, purchase orders and sales orders (the "Assumed Contracts") of Seller that are listed on Schedule 1.1(e) and expressly assumed by Purchaser; provided, however, that even if one or more Personal Property Leases are listed on Schedule 1.1(e), Purchaser shall not be obligated to assume any Personal Property Leases if and to the extent the aggregate monthly payments under all Personal Property Leases to be so assumed would exceed $1,500. Seller shall pay off any Personal Property Leases that otherwise would be assumed pursuant to this Section 1.1(e) if and to the extent necessary to cause such aggregate monthly payments not to exceed such amount. Any Contract not specifically listed on Schedule 1.1(e), other than the Membership Agreements, shall conclusively be deemed to be a Contract expressly not being assumed by Purchaser even if such contract is not specifically listed on Schedule 1.4(a).

                (f) MEMBERSHIP AGREEMENTS. All of the Membership Agreements, including rights to renewals, monthly membership fees subject to Section 1.15, receivables and other rights and obligations related thereto.

                (g) RECORDS AND FILES. All membership lists (in both written and machine readable format), records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Seller relating to the Club (including, without limitation, all billing/accounting hardware and software relating to the Club that are owned by, leased by or licensed to Seller if and to the extent assignable).

                (h) TELEPHONE NUMBERS. All local telephone numbers associated with the Club that are within Seller's control to assign at Closing

                (i) LICENSES; PERMITS. Except as may be expressly set forth in Parts 10 and 11 of the Disclosure Schedule, all licenses, permits and approvals held by Seller, including without limitation, all Governmental Authorizations.

                (j) INVENTORY. All inventories of raw materials, work-in-process and finished goods (including all such in transit) of the Seller, together with related packaging materials (collectively the "Inventory").

                (k) MANAGEMENT AGREEMENT. The Management Agreement, together with all right, title and interest of Seller in any and all claims, demands and causes of action that Seller may have against Manager arising out of or in connection with the Management Agreement.



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        1.2 EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding,
Seller shall not sell, transfer, assign, convey or deliver to Purchaser, and Purchaser will not purchase or accept the following assets of Seller (collectively the "Excluded Assets"):

                (a) CONSIDERATION. The consideration delivered by Purchaser to Seller pursuant to this Agreement.

                (b) TAX CREDITS. Federal, state and local income and franchise tax credits and tax refund claims.

                (c) FRANCHISE. Seller's franchise to be a corporation, its articles of incorporation, stock book, minute book, corporate seal, and its books and records having exclusively to do with its organization and capitalization.

                (d) TAX RECORDS. Seller's income and franchise tax returns and tax records. (e) MARK. The right to use the "Vertical Club" service mark.

        1.3 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and agree to perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of the Seller (collectively the "Assumed Liabilities"):

                (a) MEMBERSHIP AGREEMENTS. Subject to Section 1.15, Seller's obligation to honor and service the Membership Agreements, other than any refunds arising under any Governmental Authorization, Legal Requirement or Order solely as a result of the Closing, the payment of which shall be the sole responsibility of Seller and shall be paid by Seller directly.

                (b) SPECIFIED CONTRACTUAL LIABILITIES. The Specified Contractual Liabilities.

                (c) LIABILITIES UNDER LEASES, PERMITS AND LICENSES. Seller's obligations arising from and after the Closing Date under the Real Property Leases, any Personal Property Leases not described in Schedule 1.4(a) and any of the permits or licenses assigned to Purchaser at the Closing.

        1.4 LIABILITIES NOT TO BE ASSUMED. Except as and to the extent specifically set forth in Section 1.3, Purchaser is not assuming any debts, liabilities, obligations or contracts of the Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of the Seller. Notwithstanding the provisions of Section 1.3 and without limiting the generality of the foregoing, Purchaser is not assuming and the Seller shall not be deemed to have transferred to Purchaser the following debts, liabilities, obligations and contracts of Seller:



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                (a) CERTAIN CONTRACTS. The obligations of the Seller under and pursuant to the Contracts set forth on Schedule 1.4(a) and any other Contracts not specifically listed on Schedule 1.1(e).

                (b) TAXES ARISING FROM TRANSACTION. Any United States, foreign, state or other taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Purchaser and the other transactions contemplated by this Agreement, including but not limited to any transfer, sales, use, gross receipts or documentary stamp taxes.

                (c) INCOME AND FRANCHISE TAXES. Any liability or obligation of the Seller for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                (d) INSURED CLAIMS. Any liability of the Seller insured against, to the extent such liability is or will be paid by an insurer.

                (e) LITIGATION MATTERS. Any liability or obligation with respect to any suits, actions, claims or Proceedings arising out of or in any way related to the operation of the Club prior to Closing, whether or not described on Part 15 of the Disclosure Schedule.

                (f) TRANSACTION EXPENSES. All liabilities, costs, obligations or expenses incurred by, or on behalf of the Seller in connection with this Agreement and the transactions contemplated herein.

                (g) LIABILITY FOR BREACH. Liabilities and obligations of the Seller for any breach or failure to perform any of the Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other Contract, whether or not assumed hereunder, including any breach arising from assignment of such contracts hereunder without consent of third parties, unless Purchaser accepts such assignment with Knowledge that such consent was not obtained.

                (h) LIABILITIES TO AFFILIATES. Liabilities and obligations of the Seller to its Affiliates.

                (i) VIOLATION OF LAW. Any liability or obligation with respect to any violation of or failure to comply with any Legal Requirement or Order arising out of or in any way related to the Club or its operations on or before Closing.

                (j) INFRINGEMENTS. Any liability to a third party under the Seller's Proprietary Assets, if any.

                (k) SERVICE MARK LICENSE AGREEMENT. The Service Mark License Agreement.

        1.5 PURCHASE PRICE.

                (a) As consideration for the sale of Purchased Assets, at Closing Purchaser shall (i) pay to the Seller a total of $4,000,000 (the "Purchase Price"), as adjusted by Section 1.15, and (ii) assume the Assumed Liabilities by executing and delivering to Seller an Assignment of Contracts (the "Contract Assignment") in substantially the form of Exhibit B, an Assignment of Leases (the "Lease Assignment") in substantially the form of Exhibit C and a Bill of Sale (the "Bill of Sale") in substantially the form of Exhibit D. The Purchase Price shall be payable by Purchaser as follows:

                (b) On or before the close of business on Thursday, April 2, 1998, Purchaser shall have deposited into an interest bearing escrow (the "Escrow") established with Chicago Title Company ("Deposit Holder") the sum of $1,000,000, in immediately available funds (such amount, together with the interest earned thereon, being hereinafter referred to as the "Deposit"). The Deposit shall be credited against the Purchase Price.

                (c) At Closing, (i) Purchaser's promissory note in the amount of $2,666,666 in the form attached hereto as Exhibit E (the "Note") and (ii) such sum as may be necessary to make Purchaser's total cash deposit with Deposit Holder equal the Purchase Price, after giving effect to any and all of Purchaser's and Seller's credits and debits pursuant hereto, including, without limitation, the Deposit and the face amount of the Note.

                (d) [Intentionally omitted]

                (e) [Intentionally omitted]

                (f) Purchaser and Seller agree that all sums deposited by Purchaser pursuant hereto shall be invested in treasury bills, certificates of deposit, short term money market instruments or bank repurchase contracts approved by Purchaser and Seller, in such manner as to make all such sums (and the interest earned thereon) available on the date for Closing. Purchaser and Seller hereby instruct Deposit Holder to so invest such sums and to return to Purchaser, upon Closing, all sums in excess of those needed to satisfy Purchaser's obligations hereunder to Seller. Interest earned thereon shall be for the account of Purchaser, and Purchaser shall provide Deposit Holder with Purchaser's taxpayer identification number for use in opening the Escrow.

                (g) Any funds to be delivered hereunder shall be immediately available federal funds wire transferred. It shall be Purchaser's responsibility to obtain adequate wiring instructions for an escrow account of Deposit Holder.

                (h) If the Closing shall fail to occur solely because of the breach of Purchaser under this Agreement, then Deposit Holder shall deliver the Deposit to Seller, and Seller shall be entitled to retain the Deposit, as liquidated damages and not as a penalty and as Seller's sole remedy; it being agreed, for purposes of this Section 1.5(h) only, that it shall be a breach of Purchaser under this Agreement if, without limitation, Purchaser shall not have entered into the Assignment and Assumption with The Sports Club Company, Inc. However, if Closing shall thereafter fail to occur for any other reason or reasons, then Deposit Holder shall return the Deposit promptly to Purchaser upon Purchaser's request therefor at any time after the scheduled date for Closing, or on such sooner date as this transaction is cancelled by Purchaser and Seller. THE PARTIES AGREE THAT THEY HAVE NEGOTIATED WITH REGARD TO THE DETERMINATION OF DAMAGES AND HAVE CONCLUDED THAT, IF CLOSING FAILS TO OCCUR SOLELY BECAUSE OF THE BREACH OF PURCHASER UNDER THIS AGREEMENT, WHEN ALL CONTINGENCIES TO CLOSING HAVE OTHERWISE BEEN SATISFIED OR WAIVED, THEN IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE THE SELLER'S DAMAGES, THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES IN SUCH EVENT, AND THAT THE SELLER, AS ITS SOLE REMEDY AND NOT AS A PENALTY, SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. UPON PAYMENT OF SAID SUM TO SELLER, PURCHASER SHALL BE RELEASED FROM ANY FURTHER LIABILITY TO SELLER, AND ANY ESCROW CANCELLATION FEES AND TITLE COMPANY CHARGES SHALL BE PAID BY PURCHASER. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY ARE IN EQUAL BARGAINING POSITIONS, ARE SOPHISTICATED IN BUSINESS MATTERS AND WERE REPRESENTED BY COUNSEL AT ALL TIMES DURING THE NEGOTIATION OF THIS LIQUIDATED DAMAGES PROVISION.


            /s/ David M. Talla                       /s/ Matt J. Hart
      ------------------------------            ---------------------------
                 Purchaser                                Seller

               1.6    DELIVERIES INTO ESCROW.

                (a) On or before the Closing Date, Seller, shall deposit the following items (collectively, the "Seller Delivery Items") into the Escrow:

                        (i) An estoppel certificate from each of the Subtenants whose Subleases are to be an Assumed Contract in the form last delivered by Seller to Purchaser prior to the execution of this Agreement.

                        (ii) Manager's Estoppel Certificate in the form last delivered by Seller to Purchaser prior to the execution of this Agreement.

        (b) On or before the Closing Date, Purchaser shall deposit the following items (collectively, the "Purchaser Delivery Items") into Escrow:

                (i) The Purchase Price, subject to and in accordance with the terms and conditions of Section 1.5.

                        (ii) One executed original of the Note.

                (c) On or before the Closing Date, Seller and Purchaser shall deposit the following items (collectively, the "Joint Delivery Items") into the
Escrow:

                        (i) Four fully executed originals of the Contract Assignment.

                        (ii) Four fully executed and notarized originals of the Lease Assignment.

                        (iii) Four fully executed originals of the Bill of Sale.

The Seller Delivery Items, the Purchaser Delivery Items and the Joint Delivery Items are referred to, collectively, as the "Delivery Items".

        1.7 SELLER'S CONDITIONS TO CLOSING.

                (a) Seller's obligations to consummate the Transactions are conditioned upon the following, each of which shall be a condition precedent:

                        (i) All Purchaser Delivery Items and all Joint Delivery Items executed by Purchaser shall have been deposited into the Escrow.

                        (ii) All of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date as though remade and republished on and as of said date.

                        (iii) Purchaser shall have performed and complied with all of its obligations and covenants hereunder in all material respects.

                        (iv) The execution and delivery of this Agreement by Purchaser, and the performance of Purchaser's covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Seller shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Purchaser.

                        (v) Seller shall be relieved of any and all future liability under the Master Lease upon the expiration of its primary term; provided, however, that Seller may instead, in its sole discretion, accept a lease guaranty of the Master Lease from an entity having a net worth at Closing, exclusive of goodwill, in excess of $250 million in lieu of Seller being so relieved.

                        (vi) The form and substance of all certificates, instruments, opinions, and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

                        (vii) Purchaser and The Sports Club Company shall have entered into the Assignment and Assumption.

                (b) There is no Proceeding pending or threatened pertaining to the Transactions or their consummation that shall have been instituted or threatened by any Governmental Body or Person.

        1.8 PURCHASER'S CONDITIONS TO CLOSING.

                (a) Purchaser's obligations to consummate the Transactions are conditioned upon the following, each of which shall be a condition precedent, except for Section 1.8(a)(vii), which shall be a condition concurrent:

                        (i) All Seller Delivery Items and all Joint Delivery Items executed by Seller shall have been deposited into the Escrow.

                        (ii) All items listed on Schedule 1.8(a)(ii) shall have been delivered to Purchaser on or before Closing, except (A) if and to the extent otherwise expressly provided in Schedule 1.8(a)(ii) and (B) the keys and security code for the Club shall be present at the Club at Closing.

                        (iii) All of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date as though republished and remade on and as of that date; it being expressly understood and agreed, however, that changes in representations and warranties which do not have a material adverse effect upon the business of the Club shall in no event be a basis giving rise to a right of Purchaser to terminate this Agreement pursuant to Section 1.8(c).

                        (iv) Seller shall have performed and complied with all of its obligations and covenants hereunder in all material respects.

                        (v) The "Due Diligence Period" shall conclusively be deemed to have expired upon the execution of this Agreement by Purchaser and Seller.

                        (vi) There is no Proceeding pending or threatened pertaining to the Transactions or their consummation that shall have been instituted or threatened by any Governmental Body or Person.

                        (vii) No Legal Requirement or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Body, nor shall any

Proceeding have been instituted or, to the best knowledge of Seller, threatened and remain so by any Governmental Body, at what would otherwise be the Closing Date which would impair Purchaser's ability, following the Closing Date, to continue to operate the Club as presently operated, except for any Legal Requirement affecting the operation of an adult entertainment venue within a residential neighborhood.

                (b) Seller shall have the right to modify, update and supplement all representations, warranties, exhibits and schedules attached to or delivered in connection with this Agreement through the Closing Date (any such modification, update or supplement, a "Modification"). Notwithstanding the foregoing, if Seller makes any Modification and if such Modification would be likely to have a material adverse effect upon the Club and/or its operations, then Purchaser shall have the right to terminate this Agreement by giving a notice to Seller terminating this Agreement within 5 days of Purchaser's receipt of the Modification, and whether or not the Due Diligence Period has expired. If such 5-day period would expire after the Outside Closing Date (as defined below), then the Outside Closing Date shall be extended accordingly. In the event of any such termination, the Deposit shall be returned promptly to Purchaser, and the parties will have no further obligations to each other hereunder. Purchaser's failure to give any such termination notice to Seller within such 5-day period shall conclusively be deemed to be Purchaser's approval of any such Modification. From the date hereof until Closing, if Barbara Boultinghouse or Kevin Luebbers, on behalf of Seller, learns of any fact or circumstance which causes, or has a reasonable likelihood of causing, a representation or warranty of Seller's hereunder to be untrue or misleading, or learns of any other fact or circumstance which materially affects the Purchased Assets, Seller shall notify Purchaser within five days after Barbara Boultinghouse or Kevin Luebbers learns thereof (but in no event later than Closing).

                (c) If (i) Seller shall not have been able to obtain any required government or third party consent or approval, (ii) any material representation or warranty of Seller shall prove to have been inaccurate or untrue in any material respect when first made or (iii) Seller shall not have performed, in any material respect, any of its material covenants contained in this Agreement, and in each case by Closing, then Purchaser shall be entitled, without limitation, (A) not to consummate, pursuant to Section 1.9(a), the Transactions and have the Deposit Holder or Seller, as applicable, return to Purchaser the Deposit (but without any interest thereon for such period of time, if any, as it may have been held by Seller) less any termination fees and expenses of Deposit Holder, or (B) to consummate the Transactions if Purchaser, in its sole discretion, is willing to consummate the Transactions on such basis.

        1.9 CLOSING.

                (a) Closing shall occur, if at all, on or before Wednesday, April 15, 1998 (the "Outside Closing Date"). If all conditions precedent set forth in Sections 1.7 and 1.8 have not been satisfied or waived and the Closing shall not have occurred on or before the Outside Closing Date, then either Purchaser or Seller may unilaterally cancel this Agreement, at any time thereafter prior to such satisfaction or waiver, by notice to the other, except that if the unsatisfied condition(s) is for the benefit of the party not giving said notice, then such party shall have the right, within ten days after its being served with said notice, to waive such unsatisfied condition(s) and proceed to effect Closing immediately. Eleven days after the effective date of said notice, if Closing has not been agreed to by the party not giving said notice, as provided above, then, subject to Section 1.5(h), all funds deposited by Purchaser, and all interest earned thereon, shall be returned immediately to Purchaser.

                (b) Consummation of the Transactions (the "Closing") will take place at the offices of Resch Polster Alpert & Berger LLP, 10390 Santa Monica Boulevard, Fourth Floor, Los Angeles, California 90025-5058 on the Closing Date.

                (c) If Closing has not occurred in accordance with the terms and conditions of this Agreement, then this Agreement shall automatically terminate without any further action required, and the parties shall have no further liability hereunder.

                (d) When all conditions precedent to Closing set forth in Sections 1.7 and 1.8 shall have been satisfied, or Deposit Holder shall have received written instruction from the party or parties, or their respective counsel, for whose benefit any such unsatisfied condition precedent exists waiving the satisfaction of such conditions precedent, and when each of the parties hereto shall have otherwise instructed Deposit Holder to proceed with the Closing, then Deposit Holder shall take the following actions in the following order:

                        (i) Insert the "Endorsed Date" (as defined therein) on the last page of the Note.

                        (ii) Disburse the Purchase Price (including the originally executed Note) to Seller in accordance with Seller's instructions.

                        (iii) Deliver two fully executed original copies of each of the Contract Assignment, Lease Assignment and Bill of Sale to Seller.

                        (iv) Deliver two fully executed original copies of each of the Contract Assignment and Bill of Sale, one fully executed original of the Lease Assignment and one nonoriginal copy of the Note to Purchaser.

                        (v) Record the Lease Assignment and deliver conformed copies of the duly recorded Lease Assignment to each of Seller and Purchaser.

                        (vi) Deliver the estoppel certificates referenced in Sections 1.6(a)(i) and (ii) to Purchaser.

        1.10 COSTS.

                (a) Seller shall pay the following:

                        (i) One-half of all fees and costs of Deposit Holder.

                        (ii) All recording fees and charges, intangible taxes and similar costs, relating to the transfer of the Purchased Assets pursuant hereto.

                        (iii) All documentary transfer taxes and fees, real property transfer or gains taxes, governmental transfer fees and all sales, use, and similar taxes, if any, payable in connection with the Transactions.

                        (iv) Cost of obtaining all reports Seller is required hereunder or by law to deliver to Purchaser.

                        (v) Subject to the provisions of Section 5 (including the indemnification and other obligations of Purchaser thereunder), Seller's own Transaction Costs and all Transaction Costs that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller (the "Seller Transaction Costs).

                (b) Purchaser shall pay the following:

                        (i) Costs of obtaining the Title Policy.

                        (ii) Costs of obtaining any Survey.

                        (iii) One-half of all fees and costs of Deposit Holder.

                        (iv) Subject to the provisions of Section 5 (including the indemnification and other obligations of Seller thereunder), Purchaser's own Transaction Costs and all Transaction Costs (including all legal fees and expenses payable to Resch Polster Alpert & Berger LLP) that have been incurred or that are in the future incurred by, or on behalf of or for the benefit of, Purchaser (the "Purchaser Transaction Costs").

        1.11 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets as follows (the "Allocation Statement"): (i) $250,000 to the equipment being purchased; (ii) $3,750,000 to the Membership Agreements being purchased; and (iii) nothing to any of the other Purchased Assets. The parties agree to report (on Form 8594 and otherwise) the allocation of the Purchase Price in a manner consistent with the Allocation Statement. The allocation prescribed by the Allocation Statement shall be conclusive and binding upon each party for all purposes. No party shall file any tax return or other document with, or make any statement or declaration to, any governmental body if such document, statement or declaration is inconsistent with the allocation prescribed by the Allocation Statement.

        1.12 SALES TAXES. The Seller shall bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees or expenses that are or may become payable in connection with the sale of the Purchased Assets to Purchaser or in connection with any of the Transactions.

        1.13 ACCOUNTING TREATMENT. The parties intend that the Acquisition will be treated as a purchase for accounting purposes.

        1.14 TAX CONSEQUENCES. For federal income tax purposes, the Acquisition is intended to constitute a taxable transaction.

        1.15 PRORATIONS.

                (a) Except as otherwise hereinafter provided, at and as of Closing, Purchaser and Seller shall prorate in cash (i) real property taxes and assessments for the Purchased Assets on the basis of the current fiscal year if and to the extent that Seller shall be liable for real property taxes and assessments under the Real Property Leases, (ii) rents under the Real Property Leases, (iii) rents under any Personal Property Leases described in Schedule 1.1(e), (iv) utility and sewer charges, (v) management fees under the Management Agreement, (vi) payments under the Assumed Contracts, (vii) operating expenses, and (viii) other items customarily prorated in transactions of this sort. Seller shall give Purchaser a credit at Closing in the amount of any deposits under any Subleases that are to be Assumed Contracts.

                (b) No pro ration shall be made for insurance premiums on insurance policies of Seller (none of which Purchaser elects to accept and none of which Seller elects to assign), for employee salaries, vacations, benefits, bonuses, payroll taxes or other employee costs. Seller shall terminate, or cause to be terminated, as of Closing all employees and independent contractors working at the Club and shall pay, or cause to be paid, all employee salaries, vacations, benefits, bonuses, payroll taxes and other employee and independent contractor costs as of and including the Closing Date. Seller represents and warrants to Purchaser that it has fewer than 50 employees working at the Club who are full time employees, as full time employees are defined under the WARN Act. Subject to the willingness of such employees and independent contractors to be interviewed and, if asked by Purchaser, to be rehired, Purchaser shall be permitted to interview and, at its election, rehire, from and after Closing, any or all of such terminated employees and independent contractors and shall provide all such rehired employees (but not any rehired independent contractors) with health care insurance and benefits and worker's compensation insurance generally consistent with that generally provided by Purchaser to its employees.

                (c) At and as of the Closing Date, Purchaser and the Seller shall proportionately allocate all prepaid items of income ("Prepaid Income"), including without limitation monthly dues, Prepaid Dues, and gift certificates; provided that there shall be no such proportionate allocation of up to 36,000 months of Prepaid Dues. "Prepaid Dues" shall mean total cash consideration, whether designated as membership fees or otherwise, paid in advance for months of membership sold at the Club; provided, however, that if a Member is not obligated, from and after Closing, to pay monthly dues, then all such periods of time from and after Closing for which such Member is not obligated to pay monthly dues shall be considered when calculating whether there may be more than 36,000 months of Prepaid Dues. Dues payable on a monthly basis shall not constitute Prepaid Dues. There shall be no proportionate allocation of initiation fees, if any, paid and collected in the Ordinary Course of Business. A blended average monthly rate for the total consideration paid in advance (whether paid in cash or "financed") for months of membership in connection with all Prepaid Dues shall be used for purposes of calculating the dollar value of any Prepaid Dues in excess of 36,000 months. Payments collected by Purchaser or Seller, as applicable, from Members within 30 days following the Closing Date shall be applied (A) first to any prorated amounts due Seller for the month in which the Closing shall have occurred, (B) next to any prorated amounts due Purchaser for the month in which the Closing shall have occurred, (C) next to any amounts due Purchaser for the month following the month in which the Closing shall have occurred and (D) then to any accounts receivable due Seller as of the Closing Date for any periods prior to the month in which the Closing shall have occurred; provided, however, that any payment, other than monthly dues, made by a Member after Closing shall belong to Purchaser if such Member is not obligated to pay monthly dues after the making of such payment. Payments from Members received by Purchaser or Seller, as applicable, more than 30 days following the Closing Date shall be applied first to the current period and then to past periods in reverse chronological order, i.e. to more recent periods before less recent periods; provided, however, that any payment, other than monthly dues, made by a Member after Closing shall belong to Purchaser if such Member is not obligated to pay monthly dues after the making of such payment. Any payments from Members collected by the Seller from and after the Closing shall be held in trust for the account of Purchaser and shall be promptly remitted to Purchaser minus any amounts owed to the Seller as set forth in this Section 1.15(c) together with an accounting of such payments in reasonable detail. Any payments from Members collected by Purchaser from and after the Closing that are owed to the Seller as set forth in this
Section 1.15(c) shall be held in trust for the account of the Seller and shall be promptly remitted to the Seller together with an accounting of such payments in reasonable detail.

                (d) For a period of ninety (90) days following the Closing, Purchaser agrees that Purchaser shall, in accordance with Purchaser's standard practice in conducting and operating clubs such as the Club, attempt to collect any monthly dues under those Member Agreements assigned to and assumed by Purchaser which are attributable to the period prior to the Closing; provided, however, Purchaser shall have no obligation to commence any actions or proceedings or take any further action to collect any such compensation, fees, revenues or income due to Seller hereunder. After the Closing, Seller shall not take any action against any party to any Membership Agreement assigned to and assumed by Purchaser by reason of any unpaid monthly dues owed Seller thereunder.

                (e) If real estate taxes and/or assessments, utility charges or any other item is prorated as of Closing on any basis other than actual amounts charged for the current period, such item or items shall be re-prorated upon determination of such actual amounts, and the party owing funds to the other shall promptly remit such funds to the other; provided, however, that in no event shall Seller be liable for payment of any increase in real estate taxes if and to the extent occasioned by any reassessment of the Real Property as a result of the Acquisition. If either party owing funds hereunder to the other does not remit them within 30 days after demand therefor, such funds shall thereafter bear interest at the lesser of 10% per annum and the maximum lawful rate. In all events, the amount of any refund or credit shall be the amount the refund or credit would have been without giving effect to the Transactions. The parties shall further cooperate so as to calculate such net final proration amount within 180 days of the Closing. Any disagreement with respect to such final calculation shall be resolved pursuant to binding arbitration before a "Big 4" accounting firm to be designated by Purchaser or any other accounting firm that shall be mutually agreed upon by the parties. Each party shall bear its own cost and expenses in connection with such arbitration and one-half of the fees and expenses of the arbitrator. Each party shall be entitled to provide the arbitrator with such information as each party shall deem appropriate with respect to the matters to be determined by such arbitrator.

                (f) Final proration of percentage rents and similar apportionable items which are dependent for their calculation upon the economic performance of any Entity over a specified interval of time shall be accomplished as follows: The parties shall await the expiration of the specified interval to determine the gross rents, gross receipts and other economic performance over the entire interval and then prorate the item by allocating to Seller the product of the rents or other similar apportionable item for the entire interval multiplied by a fraction, the numerator of which is the number of days within the specified interval which occur before Closing and the denominator of which is the number of days in the entire specified interval.

                (g) Operating expenses which are payable (or reimbursable) by any present Subtenant shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Purchaser shall send customary statements for reimbursement of operating expenses and taxes to said tenants after consulting with Seller with respect to appropriate amounts due therefor, and shall remit to Seller, upon receipt, Seller's prorated share thereof, determined as provided in subsection (f) above.

                (h) If any Subtenant shall owe any sums under its respective Sublease at Closing, then Seller shall retain its right to pursue such Subtenant for such sums. Any sums received by Purchaser or Seller, as applicable, following the Closing Date from any Subtenant shall be applied first to the current period and then to past periods in reverse chronological order, i.e., to more recent periods before less recent periods. Any such sums collected by Seller from and after the Closing shall be held in trust for the account of Purchaser, and Seller shall promptly remit such sums to Purchaser. Any such sums collected by Purchaser from and after the Closing that are owed to Seller as set forth in this section 1.15(h) shall be held in trust for the account of Seller, and Purchaser shall promptly remit such sums to Seller together with an accounting of such sums in reasonable detail. Except as set forth in the next sentence, Purchaser shall have no obligation to attempt to collect any sums due under any Sublease assigned to and assumed by Purchaser if and to the extent such sums are attributable to any period prior to the Closing. If Purchaser pursues any Subtenant for any past due sums under the applicable Sublease, then Purchaser shall do so only for all such sums that may be past due; provided, however, that, while Purchaser may settle any past due sums relating to any period after Closing, Purchaser shall not settle any past due sums relating to any period prior to Closing without Seller's prior written consent.

                (i) Prior to Closing, Purchaser and Seller shall prepare and agree upon a proforma closing statement as if Closing were occurring at 12:01 a.m. on February 1, 1998 (the "Proforma Closing Statement"). Notwithstanding anything to the contrary contained in this Agreement, the proration calculations otherwise required by this Agreement shall, initially, be performed, at Closing, based upon the Proforma Closing Statement. As soon as possible after Closing, however, and in any event in accordance, without limitation, with Section 1.15(e), Purchaser and Seller shall further cooperate so as to calculate a net final proration amount based upon actual operating results for the Club for the period through and including the Closing Date.

        1.16 DELIVERY OF DOCUMENTS. As soon as reasonably possible following execution hereof, if Seller has not already done so, Seller shall deliver to Purchaser for Purchaser's approval as to form and content, originals or legible copies of the following , to the extent that they exist and are either in Seller's possession or may reasonably be obtained by Seller (and, if any of the following are discovered by and/or prepared by or on behalf of Seller after the date hereof but prior to Closing, each such item shall be delivered to Purchaser immediately):

                        (i) All Contracts; and

                        (ii) An inventory of all tangible personalty, prepared to the best of Manager's knowledge, relating to the Club; provided, however, that Purchaser, if it so elects, may prepare, at Purchaser's cost, such an inventory itself, either in place of or in addition to Manager's inventory.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller represents and warrants, to and for the benefit of the Purchaser Indemnitees, as follows:

        2.1 DUE ORGANIZATION; ETC. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is in good standing and qualified to do business under the laws of, and in, the States of California and New York. Seller has all necessary power and authority:

                        (i) to conduct its business in the manner in which its business is currently being conducted;

                        (ii) to own and use its assets in the manner in which its assets are currently owned and used; and

                        (iii) to perform its obligations under all Seller Contracts.

        2.2 MANAGER'S ESTOPPEL CERTIFICATE. To Seller's Knowledge, the representations and warranties of Manager contained in Manager's Estoppel Certificate are true, accurate and complete in all material respects.

        2.3 ABSENCE OF CHANGES. To Seller's Knowledge, there has not been any material adverse change in the Seller's business, condition, assets, liabilities, operations, financial performance or net income, and no event has occurred that is likely to have a material adverse effect upon any thereof. Seller shall immediately notify Purchaser of the material details of any such material adverse change or such event promptly upon either Barbara Boultinghouse or Kevin Luebbers having actual knowledge of the same. If any such material adverse change or such event shall occur within 5 days of the otherwise scheduled date for Closing, then the scheduled date for Closing shall be extended until 5 Business Days from the earlier of (a) Purchaser's actual knowledge of the material details of such material adverse change or such event or (b) Purchaser's receipt of notice from Seller to Purchaser of the material details of such material adverse change or such event.

        2.4 TITLE TO ASSETS.

                (a) Subject to Section 1.1(e), at Closing, Seller will own, and have good and valid title to, all of the Purchased Assets, including, without limitation, the Membership Agreements, free and clear of any Encumbrances.

                (b) Subject to Section 1.1(e), all leases and licenses pertaining to any Purchased Assets will be satisfied prior to Closing, and all Purchased Assets shall be transferred to Purchaser free and clear of such leases and licenses and any other Encumbrances.

        2.5 EQUIPMENT, ETC.. Schedule 2.5 identifies all equipment owned or held for use by the Seller in connection with the Club. All equipment owned or held for use by the Seller in connection with the Club will be transferred, subject to Section 1.2, free and clear of all Encumbrances as part of the Purchased Assets at Closing. Neither Manager nor any third party owns any of such equipment.

        2.6 FOREIGN PERSON. Seller is not a "foreign person" within the meaning of Section 1445 of the U.S. Internal Revenue Code of 1986.

        2.7 AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is a party; and the execution, delivery and performance by the Seller of this Agreement and the other Transactional Agreements have been duly authorized by all necessary action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        2.8 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Seller's articles of incorporation or bylaws or
(ii) any resolution adopted by the Seller's stockholders, board of directors or any committee of the board of directors; or

                (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Purchased Assets is subject.

                (c) The Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions

        2.9 INFORMATION. Seller has furnished and will continue to furnish promptly to Purchaser detailed information with respect to the Club, Purchased Assets, Assumed Liabilities, Assumed Contracts and earnings and business operations of Seller and the Club. To Seller's Knowledge, all information contained in the exhibits and schedules attached to this Agreement and in the documents furnished to Purchaser by Seller pursuant to this Agreement or otherwise, is and shall be at the Closing, true, correct and complete. To Seller's Knowledge, all underlying documents incorporated or referred to in such exhibits and schedules, or in documents otherwise furnished to Purchaser by or on behalf of Seller, are true, correct and complete copies thereof, as the same have been or shall be amended or modified.

SECTION 3. "AS IS"; DUE DILIGENCE COMPLETED; DISCLAIMER OF ADDITIONAL WARRANTIES
           OF SELLER.

        Purchaser acknowledges that Purchaser has had or will have the opportunity to review all documents and other information made available to Purchaser or its Representatives. In addition, Purchaser has had or will have the opportunity to review all reports, studies, inspections, audits, appraisals, and other similar items which Purchaser may perform or have performed in connection with the Transactions, and Purchaser will otherwise do what it deems necessary in order to evaluate the financial condition, status of title, zoning and land use and the economical and operational viability of the Club. Purchaser acknowledges further that, prior to Closing, it will complete, or have had the opportunity to complete, physical and financial examinations relating to the Club and will consummate the Transactions on the basis of all such examinations. Purchaser further acknowledges to and agrees with Seller that, except for the representations and warranties set forth in Section 2 hereof, and subject to the terms and conditions of this Agreement, the Club shall be sold, at Closing, "AS IS" without any warranties or representations either expressed or implied, of any nature or type whatsoever from or on behalf of Seller.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser represents and warrants, to and for the benefit of the Seller Indemnitees, as follows:

        4.1 DUE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all necessary power and authority:

                (a) to conduct its business in the manner in which its business is currently being conducted; and

                (b) to own and use its assets in the manner in which its assets are currently owned and used.

        4.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

                (a) Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and the other Transactional Agreements to which it is a party;

                (b) The execution, delivery and performance of this Agreement and the other Transactional Agreements by Purchaser has been, or at Closing will have been, duly authorized by all necessary action on the part of Purchaser and its board of directors; and

                (c) Each of this Agreement and the other Transactional Agreements constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        4.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                (a) contravene, conflict with or result in a violation of (i) any of the provisions of Purchaser's certificate or articles of incorporation or bylaws, or (ii) any resolution adopted by Purchaser's stockholders, Purchaser's board of directors or any committee of Purchaser's board of directors;

                (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser, or any of the assets owned or used by the Purchaser, is subject;

                (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, or give any Person the right to declare a default under, any contract to which Purchaser is a party or by which it or any of its assets are bound.

SECTION 5. INDEMNIFICATION, ETC.

        5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                (a) The representations and warranties made by the parties hereto in this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date: provided, that if, at any time prior to the first anniversary of the Closing Date any Indemnitee (acting in good faith) delivers a written notice alleging the existence of a Breach of any of such representations and warranties and asserting a claim for recovery under Section 5 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

                (b) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty in this Agreement made by the party by whom such schedule was delivered.

        5.2 INDEMNIFICATION BY SELLER. Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise from, or as a result of, or are connected with:

                (a) any Breach of any representation or warranty made by Seller in this Agreement or any of the Transactional Agreements;

                (b) any Breach of any covenant or obligation of Seller;

                (c) any Liability that arises from or relates to any Seller Transaction Costs; or

                (d) any Liability to which any of the Purchaser Indemnitees may become subject and that arises from or relates to (i) any of the Purchased Assets prior to Closing or (ii) Excluded Assets or (iii) any Liability of the Seller not specifically assumed by Purchaser pursuant to this Agreement or (iv) the operation of the Club through and including Closing;

                (e) any Proceeding commenced relating to any Breach, Liability or matter of the type referred to in clauses (a), (b), (c) or (d) of this
Section 5.2.

        5.3 INDEMNIFICATION BY PURCHASER. Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from, or as a result of, or are connected with:

                (a) any Breach of any representation or warranty made by Purchaser in this Agreement or any of the Transactional Agreements;

                (b) any Breach of any covenant or obligation of Purchaser in this Agreement or any of the Transactional Agreements;

                (c) any Liability that arises from or relates to any Purchaser Transaction Costs;

                (d) any Liability to which any of the Seller Indemnitees may become subject and that arises from or relates to (i) any of the Purchased Assets subsequent to Closing or (ii) any Assumed Liability, (iii) the operation of the Club after Closing or (iv) any act or omission by Purchaser with respect to the Management Agreement from and after Closing;

                (e) any Proceeding commenced relating to any Breach, Liability or matter of the type referred to in any of clauses (a), (b) (c) or (d) of this
Section 5.3; and

                (f) any Liability that arises under the WARN Act as a result of Seller not having given any advance notice to its employees and independent contractors working at the Club regarding their termination at Closing pursuant to Section 1.15(b).

        5.4 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 5 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 5 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise.

        5.5 DEFENSE OF THIRD PARTY CLAIMS BY SELLER. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Purchaser Indemnitee pursuant to this Section 5, Seller shall defend such claim or Proceeding at its sole expense, in which case:

                (a) Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Purchaser;

                (b) Purchaser shall make available to Seller any non-privileged documents and materials in the possession of Purchaser that may be necessary to the defense of such claim or Proceeding;

                (c) Seller shall endeavor to keep Purchaser informed of all material developments and events relating to such claim or Proceeding;

                (d) Purchaser shall have the right to participate, at its own cost, in the defense of such claim or Proceeding;

                (e) Purchaser shall cooperate with Seller, in a timely manner, in the defense of such claim or Proceeding; and

                (f) Seller shall have the right to settle, adjust or compromise such claim or Proceeding with the prior written consent of Purchaser; provided, however, that Purchaser shall not unreasonably withhold, delay or condition such consent.

        5.6 DEFENSE OF THIRD PARTY CLAIMS BY PURCHASER. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Purchaser may become obligated to indemnify, hold harmless, compensate or reimburse any Seller Indemnitee pursuant to this Section 5, Purchaser shall defend such claim or Proceeding at its sole expense, in which case:

                (a) Purchaser shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Seller;

                (b) Seller shall make available to Purchaser any non-privileged documents and materials in the possession of Seller that may be necessary to the defense of such claim or Proceeding;

                (c) Purchaser shall endeavor to keep Seller informed of all material developments and events relating to such claim or Proceeding;

                (d) Seller shall have the right to participate, at its own cost, in the defense of such claim or Proceeding;

                (e) Seller shall cooperate with Purchaser, in a timely manner, in the defense of such claim or Proceedings; and

                (f) Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the prior written consent of Seller; provided, however, that Purchaser shall not unreasonably withhold, delay or condition such consent.

        5.7 EXERCISE OF REMEDIES BY INDEMNITEES. Notwithstanding anything herein to the contrary, no Indemnitee (other than Purchaser or any successor thereto or assign thereof for the Purchaser Indemnitees or Seller or any successor thereto or assign thereof for the Seller Indemnitees) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement.

SECTION 6. ADDITIONAL COVENANTS AND AGREEMENTS.

        6.1 INTERIM CONDUCT OF THE BUSINESS. At all times from and after January 29, 1998 and through and including the Closing Date, Seller shall not deviate from its ordinary and customary operation, maintenance or management of the Purchased Assets and shall not engage in any transaction other than in the lawful, ordinary and usual course of business as heretofore conducted. Without limiting the foregoing, Seller shall maintain in full force and effect until the Closing Date a policy or policies of insurance on the Purchased Assets which provide a scope and amount of coverage which are usual and customary in Seller's business; not make any non-ordinary wage or salary increases or severance packages; subject to Purchaser's prior reasonable written approval, not make any material changes in its member billing practices or rates, or enter into any material third party agreements; not declare, set aside, or make any dividend or distribution; not directly or indirectly purchase or redeem any interests in Seller; not pay any obligation other than current liabilities, not waive or compromise any claim or right, and not cancel, without full payment, any obligation; shall have directed Manager, from and after November 17, 1997, to sign Members only to Membership Contracts which provide for a term and payments of month-to-month or less; and not take, or omit to take, any action which would cause a default under the Master Lease. Seller shall maintain all of the Purchased Assets in good repair through Closing, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Seller shall repair, at its sole cost and expense, all defects in the material or workmanship thereof prior to Closing. Seller shall remedy prior to Closing any and all violations of or any Legal Requirement relating to all or any part of the Purchased Assets of which Seller had Knowledge prior to Closing. Seller shall obtain promptly all government and third party consents and approvals to the consummation of the Transactions. From and after the date hereof until Closing, Seller shall lease or rent no space at the Real Property (including renewal of an existing tenancy) without Purchaser's prior approval, nor shall Seller otherwise deviate from its ordinary and customary operation, maintenance, or management of the Purchased Assets. Seller shall not further encumber the Purchased Assets or any part thereof, convey any interest therein (other than to Purchaser pursuant hereto) without Purchaser's prior consent, or accept any additional advance or funds secured or to be secured by any existing encumbrance on any of the Purchased Assets, or permit any encumbrance to which any part of the Purchased Assets is subject to become in default prior to Closing. Seller shall not enter into any new service, maintenance, supply or other contract affecting the Purchased Assets in any way prior to Closing without Purchaser's prior approval, unless such contract is cancelable at any time on thirty days' notice or less, without cost to Purchaser.

        6.2 STANDSTILL BY SELLER. From and after January 29, 1998 and through and including the Closing and for so long as Purchaser shall not be in default under this Agreement, Seller shall not directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide any information to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any such information to, any corporation, partnership, person or other entity or group (other than Purchaser) concerning any possible proposal regarding a sale of interests in or a merger, consolidation, sale of assets or other similar transaction involving, Seller or any division or asset of Seller pertaining to the Purchased Assets.

        6.3 PURCHASER'S ACCESS. From January 28, 1998, through the Closing Date, Seller shall give Purchaser and its Representatives, or cause them to be permitted, during normal business hours and upon reasonable notice, full access to all properties, books, files, data, contracts, leases, commitments and records of Seller and the Club, and during this period Seller shall furnish Purchaser with all financial and operating data and all other information as to the business, properties and assets of Seller and the Club as Purchaser may from time to time reasonably request; provided, however, that such access and investigation shall not interfere with the conduct of the Club by Seller. At Purchaser's reasonable request, Seller shall direct its Representatives to cooperate with Purchaser pursuant to this Section 6.3 at no additional cost to Purchaser. In undertaking its due diligence, Purchaser shall not disturb, to the minimum extent reasonably possible, the operations of the Club. The exercise by Purchaser of any of the preceding rights, or any other act of Purchaser, shall not negate any representation, warranty or covenant of Seller or modify any of Purchaser's rights or Seller's obligations in the event of any Breach by Seller of any of Seller's representations, warranties or covenants of this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Damages arising out of any entry within the Club by Purchaser or its Representatives. The indemnification of Seller by Purchaser in the preceding sentence shall survive any termination of this agreement or the Closing for a period of 1 year from and after the date of termination or the Closing, as the case may be.

        6.4 PRESERVATION OF BUSINESS AND RELATIONSHIPS. From January 29, 1998 until the Closing, Seller shall use its commercially reasonable efforts to preserve the Club's business and its organization intact, including without limitation to preserve Seller's present relationships with suppliers, customers and others having business relationships with Seller regarding the Club. Seller shall promptly arrange for utility telephone service to be transferred to Purchaser at Closing.

        6.5 NO INCONSISTENT ACTION. Each of the parties hereto will use such party's commercially reasonable efforts to consummate the transaction contemplated by this Agreement and shall not take any action inconsistent with such party's obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby.

        6.6 DAMAGE OR DESTRUCTION. If prior to Closing the Purchased Assets shall sustain damage caused by fire or other casualty that is insured and that would cost One Hundred Thousand Dollars ($100,000) or more to repair or if any uninsured loss or casualty occurs that would cost One Hundred Thousand Dollars ($100,000) or more to repair, Purchaser may elect to terminate this Agreement as set forth in Section 1.8(b); it being agreed that the occurrence of any such damage shall require Seller to issue a Modification to Purchaser, as set forth in Section 1.8. If Purchaser does not so elect to terminate its obligations under this Agreement, or if the loss or casualty would cost less than One Hundred Thousand Dollars ($100,000) to repair, the Closing shall take place as provided herein, and Purchaser shall receive (i) a credit for the amount of Seller's deductible or retention and (ii) an assignment of Seller's rights to insurance proceeds with respect to any unrepaired damage (including any rental loss proceeds for periods after the Closing), loss or casualty in question, but subject to the rights of existing lienholders. Subject to such rights, Purchaser shall be entitled to settle the loss with Seller's insurers. Seller shall retain all interest in and to the insurance proceeds that may be payable to Seller on account of damage repaired and completed by Seller before Closing, but Seller shall have no obligation of repair or replacement.

        6.7 CONDEMNATION. In the event that the Purchased Assets or any part thereof becomes the subject of a condemnation proceeding other than of a minor immaterial nature prior to Closing, Seller agrees to immediately advise Purchaser thereof. In the event of such condemnation, Purchaser shall have the option, pursuant to Section 1.8(b), to (1) take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and receive the benefits thereof without affecting the Purchase Price, or (2) terminate this Agreement.

        6.8 LIQUOR LICENSE. Seller shall cooperate with Purchaser (without cost or liability to Seller) in Purchaser's obtaining a transfer of any existing liquor license for the Club or, if such transfer shall not be possible, obtaining a new liquor license; to Seller's Knowledge, there is no such liquor license currently existing.

        6.9 [Intentionally omitted]

        6.10 FIRPTA AFFIDAVIT. At or prior to Closing, Seller shall provide to Purchaser an affidavit signed under penalty of perjury and complying with the requirements of U.S. Internal Revenue Code Section 1445(b)(2) and an equivalent Form 590RE provided under the Revenue and Taxation Code of the State of California. If Seller shall not have timely furnished to Purchaser said affidavit, Purchaser may, at its option, either (i) adjourn the closing until such time as Seller has complied with the conditions set forth herein, and such adjournment shall not place Purchaser in default of its obligations hereunder, or alternatively (ii) Purchaser may withhold from the Purchase Price and remit to the Internal Revenue Service and the Franchise Tax Board such withholding as may be required of Purchaser in accordance with the withholding obligations imposed upon Purchaser pursuant to Internal Revenue Code Section 1445 and equivalent statutes under the Revenue and Taxation Code of the State of California. Such withholding shall not place Purchaser in default under this Agreement, and Seller shall not be entitled to claim that such withholding shall excuse Seller's performance under this Agreement.

        6.11 SEC REQUIRED FINANCIAL INFORMATION. At Purchaser's request at any time from and after January 28, 1998 until the date that is one (1) year after the Closing Date, Seller shall, at Purchaser's expense, provide to Purchaser's designated independent auditor reasonable access to the books and records of the Purchased Assets, regarding the period for which Purchaser is required to have audited financial statements prepared with respect to the Purchased Assets as may be required by the Securities and Exchange Commission, but only to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the Purchased Assets.

        6.12 INVESTMENT IN THE CLUB. Within thirty (30) months after the Closing Date, but subject to force majeure and any delay caused by any Governmental Body, Legal Requirement, Order or Proceeding, Purchaser shall spend, or cause to be spent, no less than ten million dollars ($10,000,000) on improvements to the Club, inclusive of fixtures, furnishings and equipment.

SECTION 7. MISCELLANEOUS PROVISIONS.

        7.1 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. Without limiting the generality of the foregoing, at any time and from time to time after the Closing Date, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and will take such other action consistent with the terms of this Agreement, in each case, as may be reasonably necessary to assign, transfer and convey to Purchaser good and marketable title to any and all of the Purchased Assets, free and clear of all Encumbrances, to carry out the transactions contemplated by this Agreement, and to comply with the terms hereof. No party will take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations or warranties contained herein to become untrue or incomplete. Each party agrees to cause its Affiliates to comply with any obligations hereunder for which the assistance of such Affiliate is necessary or advisable and to take any other action which may be necessary or reasonably requested by the other party in order to consummate the Transactions.

        7.2 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' and expert witness fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

        7.3 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered or certified mail, return receipt requested, by courier or express delivery service or by telecopier with proof of transmission and receipt) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto). In the case of any notice given by telecopier, a confirming copy shall be sent, as soon as reasonably possible thereafter, by another approved means specified above.

if to Purchaser:             RM Sports Club, Inc.
                             11100 Santa Monica Boulevard, Suite 300
                             Los Angeles, California 90025
                             Attention: Chief Executive Officer,
               President and Real Estate Notices
                             Telephone: (310) 479-5200
                             Telecopier: (310) 479-4350

               with a copy (not constituting notice) to:

                             Resch Polster Alpert & Berger LLP
                             10390 Santa Monica Boulevard
                             Fourth Floor
                             Los Angeles California 90025-5058
                             Attention: Ronald M. Resch, Esq.
                             Telephone:  (310) 277-8300
                             Telecopier: (310) 552-3209

if to Seller:                Hilton Hotels Corporation
                             9336 Civic Center Drive
                             Beverly Hills, California 90210
                             Attention: Chief Financial Officer
                             Telephone: 310/278-4321
                             Telecopier: 310/205-4611

               with a copy (not constituting notice) to.

                             Hilton Hotels Corporation
                             9336 Civic Center Drive
                             Beverly Hills, California 90210
                             Attention: General Counsel
                             Telephone: 310/278-4321
                             Telecopier: 310/205-4613

if to Deposit Holder:        Chicago Title Company
                             700 South Flower Street, #920
                             Los Angeles, California 90017
                             Attention: Rose Martinez re escrow no. 7151506X43
                             Telephone: 213/488-4300
                             Telecopier: 213/488-4384

                             with a copy (not constituting notice) to the party or parties not giving such notice to Deposit Holder.

If notice is sent by telecopier, a copy of such notice shall be concurrently sent by one of the other means set forth in this section. Failure to do so will not affect the validity and due delivery of such notice.

        7.4 PUBLICITY; CONFIDENTIALITY. At all times before and after the Closing Date and except as may otherwise be required by any Legal Requirement or by the rules and regulations of the New York Stock Exchange, the American Stock Exchange, NASDAQ or the Securities and Exchange Commission:

                (a) Prior to the Closing, no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the parties hereto unless mutually agreed upon by the parties in advance. The parties shall issue a mutually approved press release promptly following Closing. Each of the parties shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential except to the extent such information is publicly available, lawfully obtained from independent sources or as may be required by any Legal Requirement or as may otherwise be determined by Purchaser, in good faith, to be appropriate.

                (b) Prior to the Closing, Purchaser agrees to keep confidential and not to disclose to any third party, other than to Purchaser's actual or potential lenders or investors or their Representatives, who in turn will agree to hold such information confidential, any information and material obtained from Seller or any of its Representatives or to which Purchaser has access related to the business and assets of Seller except to the extent such information is publicly available, previously lawfully known to Purchaser, lawfully obtained from independent sources or as may be required by any Legal Requirement. No such information shall be used by any such party for their own benefit. Purchaser will promptly return, and cause all of its actual and potential lenders, investors and each of its and their respective Representatives promptly to return, any and all such information to Seller if Closing does not occur, for any reason whatsoever.

                (c) Prior to the Closing, Seller agrees to keep confidential and not to disclose to any third party, other than to Seller's actual or potential lenders or investors or their Representatives, who in turn will agree to hold such information confidential, any information and material obtained from Purchaser or any of their respective Representatives or to which Seller has access related to the business and assets of Purchaser except to the extent such information is publicly available, previously lawfully known to Seller, lawfully obtained from independent sources or as may be required by any Legal Requirement. No such information shall be used by any such party for their own benefit. Seller will promptly return, and cause all of its actual and potential lenders, investors and each of its and their respective Representatives promptly to return, any and all such information to Purchaser if Closing does not occur, for any reason whatsoever.

        7.5 NONCOMPETITION/NONSOLICITATION.

                (a) Seller agrees that, after the Closing, Purchaser shall be entitled to the goodwill and going concern value of the Club and to protect and preserve the same to the maximum extent permitted by law. Seller also acknowledges that its management contributions to the Club have been uniquely valuable and that Seller has proprietary information that would be competitively unfair to make available to any competitor of the Club. For these and other reasons, and as an inducement to Purchaser to enter into this Agreement, for a period of 3 years from and after the Closing Date neither Seller nor any Entity in which Seller shall be the real party in interest shall own or manage any health or fitness or other similar facility located within Manhattan. It shall not, however, be a breach of this Section 7.5(a) if Seller, or any Entity in which Seller shall be the real party in interest shall own or manage any health or fitness or other similar facility of less than 20,000 square feet located within any hotel as an ancillary service for guests of such hotel.

                (b) In addition, to protect Purchaser against any efforts by Seller to cause employees and/or independent contractors of the Club to terminate their employment, Seller agrees that for a period of 5 years from and after the Closing Date, neither Seller nor any Entity in which Seller shall be the real party in interest shall, directly or indirectly, (i) induce any employee or independent contractor of the Club to leave the Club or to accept any other employment or position or (ii) assist any other Entity in hiring such person.

                (c) Seller recognizes and agrees that a breach by Seller, or any Entity in which Seller shall be the real party in interest, of any of the covenants set forth in this Section 7.5 could cause irreparable harm to Purchaser, that Purchaser's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller or any such Entity, in addition to any other rights and remedies which are available to Purchaser. If this section is more restrictive than permitted by the Legal Requirements of any jurisdiction in which Purchaser seeks enforcement hereof, then this Section 7.5 shall be limited to the extent required to permit enforcement thereunder. In particular, the parties intend that the covenants contained in the preceding portions of this Section 7.5 shall be construed as a series of separate covenants, one for each county and city within the radius described above. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of these separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                (d) No consideration shall be allocated to the covenants set forth in this Section 7.5.

        7.6 TIME OF THE ESSENCE. In connection with consummation of the Acquisition and the Transactions, the parties agree that time is of the essence; provided, however, that if any period or time set forth in this Agreement ends or occurs on a day which is not a Business Day, then such period or time shall instead end on the next immediately following Business Day.

        7.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        7.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        7.9 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by the internal laws of the State of California (without giving effect to principles of conflicts of laws). The exclusive venue for any dispute arising out of this letter shall be in either the federal or state courts located within Los Angeles County, California. Each party waives the defense of forum non conveniens or any similar doctrine. Service of process may be made in accordance with the applicable local rules.

        7.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; Purchaser; and the respective successors and assigns (if any) of the foregoing. Purchaser may only assign all of its rights under this Agreement (including its indemnification rights under Section 5.2, and not any part thereof, and then only if (a) the proposed assignee is The Sports Club Company, Inc., and (b) Seller is provided with a written assignment and assumption agreement, in the form attached hereto as Exhibit H (the "Assignment and Assumption"), executed by Purchaser and such assignee and pursuant to which such assignee assumes all of Purchaser's rights, duties and obligations under the Transactional Agreements. Any such permitted assignment and assumption shall relieve Purchaser of all of its duties and obligations under the Transactional Agreement.

        7.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller agrees that in the event of any Breach or threatened Breach by Seller of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

        7.12 NO CONSEQUENTIAL DAMAGES. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any consequential damages including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

        7.13 WAIVER.

                (a) Except as expressly set forth herein, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                (b) Except as expressly set forth herein, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person: and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        7.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

        7.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        7.16 PARTIES IN INTEREST. Except for the provisions of Section 5 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        7.17 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

        7.18 BROKERS. Purchaser and Seller each represents and warrants to the other that the representing party has not been represented by or dealt with any broker in connection with the Acquisition. Purchaser and Seller each agrees to indemnify, defend and hold the other harmless from any Damages arising out of or in connection with any claim for any brokerage commission, finder's fee, acquisition fee or like payment asserted against the indemnified party by virtue of any action taken or allegedly taken by the indemnifying party in connection with the Acquisition.

        7.19 CONSTRUCTION.

                (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, all of which Exhibits and Schedules are hereby incorporated herein by this reference as if set forth fully herein.

        7.20 WAIVER OF JURY. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party hereby irrevocably waives all rights it may have to a jury trial, and each party agrees that it will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY PURCHASER AND SELLER AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. PURCHASER AND SELLER EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. PURCHASER AND SELLER EACH FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

        7.21 AUTHORITY TO SIGN. Each of the individuals executing this Agreement on behalf of Purchaser and Seller, respectively, represents that he is duly and validly authorized to do so.

        7.22 SURVIVAL POST-CLOSING. Any provisions of this Agreement, or any other Transactional Agreement, which require observance, performance or enforcement after Closing shall survive Closing and shall continue to be binding on the parties hereto, subject to and in accordance with the other terms and conditions of this Agreement and the other Transactional Agreements.

        7.23 FACSIMILE SIGNATURES. Purchaser and Seller each (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Agreement,
(ii) intends to be bound by its respective telecopied signature, (iii) is aware that the other party will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents and notices effecting the transaction contemplated by this Agreement based on the fact that a signature or notice was sent by telecopy.

        The parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

       SELLER:                              Hilton Hotels Corporation,
                                            A Delaware corporation

                                            By: /s/ Matt J. Hart
                                               ---------------------------------
                                            Its: SVP & CFO
                                               ---------------------------------

       PURCHASER:                           RM SPORTS CLUB, INC.
                                            a California corporation

                                            By: /s/ David M. Talla
                                               ---------------------------------
                                            Its: CEO
                                               ---------------------------------

        The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.

AGREED AND ACCEPTED:

Escrow Holder:

CHICAGO TITLE COMPANY


By /s/ Ron May
   -----------------------------------
 Its Senior Loan Officer
     ---------------------------------

                                    Exhibit A

                               CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        1. ACQUISITION. "Acquisition" shall have the meaning specified in Recital A of the Agreement.

        2. ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving the sale or other disposition of all or any portion of the Club's business or assets (other than in the Ordinary Course of Business).

        3. ACT. "Act" shall have the meaning set forth in Section 2.19(a) of the Agreement.

        4. AFFILIATE. "Affiliate" shall mean and include any Entity, directly or indirectly, controlling Seller, controlled by Seller or under common control with Seller; it being agreed that, for these purposes, "control" shall mean the ability to direct Seller, whether by reason of the ownership of equity interests in Seller, by contract or otherwise.

        5. ASSIGNMENT AND ASSUMPTION. "Assignment and Assumption" shall have the meaning set forth in Section 7.10.

        6. ASSUMED CONTRACTS. Assumed Contracts shall have the meaning set forth in Section l.l(e).

        7. ASSUMED LIABILITIES. Assumed Liabilities shall have the meaning set forth in Section 1.3.

        8. BILL OF SALE. "Bill of Sale" shall have the meaning set forth in
Section 1.5(a) of the Agreement.

        9. BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

        10. BUSINESS DAY. "Business Day" shall mean any day other than Saturday, Sunday or any other day which is a legal holiday under the laws of either the State of California or, if different, the state where the Club is located.

        11. CLOSING. "Closing" shall have the meaning specified in Section 1.9(b) of the Agreement.

        12. CLOSING DATE. "Closing Date" shall mean the date on which the Closing shall occur.

        13. CLUB. "Club" shall have the meaning specified in Recital A of the Agreement.

        14. CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.


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

        15. CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        16. CONTRACT. "Contract" shall mean any written agreement, contract, understanding, arrangement instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment covenant, assurance or undertaking of any nature that relate to the Purchased Assets.

        17. CONTRACT ASSIGNMENT. "Contract Assignment" shall have the meaning set forth in Section 1.5(a) of the Agreement.

        18. DAMAGES. "Damages" shall mean any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, reasonable cost (including any reasonable cost of investigation) or reasonable expense of any nature.

        19. DELIVERY ITEMS. "Delivery Items" shall have the meaning set forth in
Section 1.6 of the Agreement.

        20. DEPOSIT. "Deposit" shall have the meaning set forth in Section 1.5(b) of the Agreement.

        21. DEPOSIT HOLDER. "Deposit Holder" shall have the meaning set forth in
Section 1.5(b) of the Agreement.

        22. DUE DILIGENCE PERIOD. "Due Diligence Period" shall have the meaning set forth in Section 1.8(a)(vi) of the Agreement.

        23. ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, right of possession, lease, tenancy, license, Order, option, right of first refusal, imperfection of title, or Tax; provided that Encumbrance shall not include publicly recorded Encumbrances (i) that are not liens or (ii) that do not restrict or affect the intended use of the Purchased Assets. Encumbrance shall further not include any Taxes that are not yet due and payable if such Taxes are to be prorated between Purchaser and Seller. Encumbrance shall further not include any matter disclosed in the Disclosure Schedule and expressly approved in writing by Purchaser as not constituting an Encumbrance or any Permitted Exception.

        24. ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        25. ESCROW. "Escrow" shall have the meaning set forth in Section 1.5(b) of the Agreement.

        26. EXCLUDED ASSETS. "Excluded Assets" shall have the meaning set forth in Section 1.2 of the Agreement.


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


        27. EXCLUDED CONTRACT. "Excluded Contract" shall mean any Seller Contract, other than the Membership Agreements, that:

                (a) Seller has entered into in the Ordinary Course of Business;

                (b) has a term of less than 30 days or may be terminated by the Seller (without penalty) 30 days after the delivery of a termination notice by the Seller; and

                (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

        28. GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the applicable financial statements were prepared.

        29. GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

                (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issuable or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

                (b) right under any Contract with any Governmental Body.

        30. GOVERNMENTAL BODY. "Governmental Body" shall mean any:

                (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

                (b) federal, state, local, municipal, foreign or other government;

                (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

                (d) multi-national organization or body; or

                (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        31. INDEMNITEES. "Indemnitees" shall as the context may indicate sometimes refer to either the Purchaser Indemnitees or the Seller Indemnitees, or both.

        32. INVENTORY. "Inventory" shall have the meaning set forth in Section 1.1(j) of the Agreement.

        33. LEASES. "Leases" shall have the meaning set forth in Section 2.7(a) of the Agreement.



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

        34. LEASE ASSIGNMENT. "Lease Assignment" shall have the meaning set forth in Section 1.5(a) of the Agreement.

        35. LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state local, municipal, foreign or other law, statute, legislation, constitution, law resolution, ordinance, code edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued enacted adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        36. LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt obligation, duty or liability is immediately due and payable.

        37. MANAGEMENT AGREEMENT. "Management Agreement" shall mean that certain Management Agreement, dated January 9, 1996, by and between Manager and Bally Entertainment Corporation, as owner. Seller is the successor to Bally Entertainment Corporation under the Management Agreement.

        38. MANAGER. "Manager" shall mean Bally Total Fitness Holding Corporation (f/k/a Bally's Health & Tennis Corporation), a Delaware corporation.

        39. MANAGER'S ESTOPPEL CERTIFICATE. "Manager's Estoppel Certificate" shall mean an estoppel certificate executed by Manager.

        40. MASTER LANDLORD. "Master Landlord" shall mean Hirschfeld Realty Club Corporation and 328 East 61 Corp.

        41. MASTER LEASE. "Master Lease" shall mean, collectively, the following three documents: (i) that certain Amended and Restated Net Operating Lease, dated March 26, 1985, among, on the one hand, Master Landlord, as Landlord, and, on the other hand, Vertical Fitness and Racquet Club, Ltd., as Tenant, (ii) that certain Lease Modification Agreement dated July 1, 1990, among, on the one hand, Master Landlord and, on the other hand, Vertical Fitness and Racquet Club, Ltd., and (iii) that certain Assignment and Assumption of Lease, dated January 8, 1996, between Vertical Fitness and Racquet Club, Ltd. and Bally Entertainment Corporation, in each instance, regarding the premises occupied by the Club. Seller is the successor tenant to Bally Entertainment Corporation under the Master Lease by merger with Bally Entertainment Corporation.

        42. MEMBER. "Member" shall mean an individual who as of the Closing Date is a member in good standing of the Club under the terms of a valid Membership Agreement.

        43. MEMBERSHIP AGREEMENT. "Membership Agreement" shall mean any written agreement between a Member and, or on behalf of, the Seller pursuant to which such Member is entitled to use of the facilities and services of the Seller at the Club.

        44. MODIFICATION. "Modification" shall have the meaning set forth in
Section 1.8(b) of the Agreement.



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

        45. NOTE. "Note" shall have the meaning set forth in Section 1.5(c).

        46. ORDER. "Order" shall mean any:

                (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

                (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

        47. ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless

                (a) such action is generally consistent with the Seller's past practices and is taken in the ordinary course of the Seller's normal day-to-day operations; and

                (b) such action is not required to be authorized by the Seller's stockholders, the Seller's board of directors or any committee of the Seller's board of directors and does not require any other separate or special authorization of any nature.

        48. OUTSIDE CLOSING DATE. "Outside Closing Date" shall have the meaning set forth in Section 1.9(a) of the Agreement.

        49. PERSON. "Person" shall mean any individual, Entity or Governmental Body.

        50. PERSONAL PROPERTY LEASES. "Personal Property Leases" shall have the meaning set forth in Section 1.1(c) of the Agreement.

        51. PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation brought, conducted or heard by or before, or that otherwise involves, any Governmental Body, judge, arbitrator or arbitration panel.

        52. PURCHASE PRICE. "Purchase Price" shall have the meaning set forth in
Section 1.5(a) of the Agreement.

        53. PURCHASED ASSETS. "Purchased Assets" shall have the meaning set forth in Section 1.1 of the Agreement.

        54. PURCHASER. "Purchaser" shall mean RM Sports Club, Inc., a California corporation.

        55. PURCHASER DELIVERY ITEMS. "Purchaser Delivery Items" shall have the meaning set forth in Section 1.6(b) of the Agreement.



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Initials                             PAGE 5                             Initials

        56. PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following Persons:

                (a) Purchaser;

                (b) Purchaser's current and future Affiliates and its and their respective shareholders, officers, directors and employees;

                (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and

                (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b), and (c) above.

        57. PURCHASER TRANSACTION COSTS. "Purchaser Transaction Costs" shall have the meaning specified in Section 1.10(b)(iii) of the Agreement.

        58. REAL PROPERTY. "Real Property" shall have the meaning specified in
Section 1.1(a) of the Agreement.

        59. REAL PROPERTY LEASES. "Real Property Leases" shall have the meaning set forth in Section 1.1(b).

        60. REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. Seller and all other Related Parties shall be deemed to be "Representatives" of Seller.

        61. SELLER. "Seller" shall mean Hilton Hotels Corporation, a Delaware corporation.

        62. SELLER CONTRACT. "Seller Contract" shall mean any Contract:

                (a) to which the Seller is a party;

                (b) by which the Seller or any of its assets is bound or under which the Seller has any obligation; or

                (c) under which the Seller has any right or interest.

        63. SELLER DELIVERY ITEMS. "Seller Delivery Items" shall have the meaning set forth in Section 1.6(b) of the Agreement.

        64. SELLER INDEMNITIES. "Seller Indemnities" shall mean the following
Persons:

                (a) Seller;

                (b) Seller's current and future Affiliates and its and their respective shareholders, officers, directors and employees;


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Initials                             PAGE 6                             Initials

                (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and

                (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b) and (c) above.

        65. SELLER'S KNOWLEDGE. "Seller's Knowledge" shall mean the actual knowledge of either Kevin Luebbers or Barbara Boultinghouse.

        66. SELLER TRANSACTION COSTS. "Seller Transaction Costs" shall have the meaning specified in Section 1.10(a)(vi) of the Agreement.

        67. SERVICE MARK LICENSE AGREEMENT. "Service Mark License Agreement" shall mean that certain Service Mark License Agreement, dated January 9, 1996, between Manager and Bally Entertainment Corporation.

        68. SPECIFIED CONTRACTUAL LIABILITIES. "Specified Contractual Liabilities" shall mean the obligations of the Seller under the Assumed Contracts, but only to the extent such obligations (a) arise after the Closing Date, (b) do not arise from or relate to any breach by, or on behalf of, the Seller of any provision of any of such contracts, (c) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of, any of such contracts, and (d) are ascertainable (in nature and amount) solely by reference to the express terms of such contracts; provided, however that notwithstanding anything contained herein or in the Agreement, the "Specified Contractual Liabilities" shall not include and Purchaser shall not be required to assume or to perform or discharge, except if and to the extent the same shall have been prorated as part of the Closing in favor of Purchaser or except as may otherwise be expressly provided in the
Agreement:

                        (i) any Liability with respect to any accounts payable or any short-term or long-term indebtedness of the Seller;

                        (ii) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time prior to, on or after the Closing Date;

                        (iii) any Liability of the Seller arising from or relating to (x) any services performed or provided by the Seller, or (y) any claim, Order or Proceeding against the Seller;

                        (iv) any Liability of the Seller for the payment of any Tax;

                        (v) any Liability of the Seller to any employee or former employee of the Seller (whether for salaries, wages, severance pay, vacation pay, benefits or other compensation);

                        (vi) any Liability under any Contact, if (x) an accurate and complete copy, in all material respects, of such Contract and all amendments thereto insofar as it and they pertain to such liability shall not have been furnished to Purchaser by the Seller prior to the Closing Date or (y) any Consent required to be obtained from any Person with respect to the assignment or delegation to


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

Purchaser of any rights or obligations under such Contract shall not have been obtained prior to the Closing Date;

                        (vii) any obligation of the Seller to indemnify or defend any other Person against or in connection with any infringement claim or similar claim;

                        (viii) any Liability that is inconsistent with or that constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, any covenant or obligation of the Seller; or

                        (ix) any other Liability that is not specifically included in the Specified Contractual Liabilities or otherwise is not expressly assumed by Purchaser in the Agreement.

        69. SUBLEASE. "Sublease" shall mean any sublease, license agreement, concession agreement or other agreement, written or oral, pursuant to which any Person, other than a Member, has any right to occupy or use any portion of the Club for any purpose whatsoever.

        70. SUBTENANT. "Subtenant" shall mean any party having the right to use or occupy any portion of the Club under any Sublease.

        71. TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

        72. TITLE COMPANY. "Title Company" shall mean Chicago Title Company.

        73. TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean:

                (a) the Agreement;

                (b) the Contract Assignment;

                (c) the Lease Assignment;

                (d) the Bill of Sale;

                (e) the Note; and

                (f) the Assignment and Assumption.

        74. TRANSACTION COSTS. "Transaction Costs" shall mean all fees, costs and expenses (including all legal, auditing, accounting and investment banking expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of any party hereto in connection with:


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

                (a) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions;

                (b) the investigation and review conducted by the Purchaser and its Representatives with respect to the Seller's business;

                (c) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

                (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                (e) the consummation and performance of the Transactions.

        75. TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

                (a) the Acquisition in accordance with the Agreement; and

                (b) the performance by Seller and Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Seller and Purchaser of their respective rights under the Transactional Agreements.

        76. WARN ACT. "WARN Act" shall mean the Workers Adjustment and Retraining Notification Act, 29 U.S.C. 2201, as amended and all rules, regulations, directives and orders promulgated thereunder.


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